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                                                                    EXHIBIT 10.2

                          EXECUTIVE CHANGE IN CONTROL
                               BENEFITS AGREEMENT


     THIS EXECUTIVE CHANGE IN CONTROL BENEFITS AGREEMENT (the "Agreement") is entered into this _______ day of ______________, 199__ between ______________
("Executive") and BEI Technologies, Inc. ("Company"). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article V.

     Company and Executive hereby agree as follows:


                                   ARTICLE I
                             EMPLOYMENT BY COMPANY

     1.1 Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event of a Covered Termination (as hereinafter defined).

     1.2 This Agreement shall remain in full force and effect so long as Executive is employed by Company; provided, however, that the rights and obligations of the parties hereto contained in Articles II through VI shall survive for eighteen (18) months following a Covered Termination (as hereinafter defined).

     1.3 The duties and obligations of Company to Executive under this Agreement shall be in consideration for Executive's past services to Company and Executive's continued employment with Company.

     1.4 This Agreement shall not supersede or affect any other agreements relating to Executive's employment or severance or a change in control of Company.


                                   ARTICLE II
                               SEVERANCE BENEFITS

     2.1 ENTITLEMENT TO SEVERANCE BENEFITS. If Executive's employment with Company terminates due to a Covered Termination following a Change in Control, Company shall pay Executive the compensation and benefits described in this
Article II. If Executive's employment with Company terminates, but such termination is not a Covered Termination, Executive will not be entitled to receive any payments or benefits under this Article II.

                                       1.
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     2.2  SEVERANCE PAYMENT.  Executive shall receive a lump sum severance payment within thirty (30) days following a Covered Termination equal to the sum of Annual Base Pay and Average Annual Bonus, subject to any applicable withholding of federal, state or local taxes.

     2.3 HEALTH BENEFITS. Following a Covered Termination, Executive and Executive's covered dependents, pursuant to the health benefit continuation provisions of the Employee Retirement Income Security Act of 1974, will be eligible to continue their health, dental and vision coverage under any plan providing such benefits maintained by Company on the same terms and conditions as in effect immediately prior to such Covered Termination, until the earlier of
(i) Executive's commencement of new employment and coverage under such subsequent employer's benefit plans providing such benefits or (ii) eighteen
(18) months following the Covered Termination. All costs associated with the continuation of benefits shall be paid by Company.

     2.4 MITIGATION. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of the Covered Termination, or otherwise.


                                  ARTICLE III
                           OTHER RIGHTS AND BENEFITS

     3.1 NONEXCLUSIVITY. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.

     3.2 PARACHUTE PAYMENTS. If any amount or benefit received or to be received by Executive pursuant to this Agreement would constitute an "excess parachute payment" subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), the amount or benefit to be received by Executive shall be reduced if such reduction, taking into account all applicable federal, state and local income and employment taxes and the Excise Tax, results in a greater after-tax benefit for Executive.

                                       2.
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                                 ARTICLE IV
                           NON-ALIENATION OF BENEFITS

          No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so subject a benefit hereunder shall be void.


                                   ARTICLE V
                                  DEFINITIONS

          For purposes of this Agreement, the following terms shall be defined as follows:

          5.1 "AGREEMENT" means this Executive Change in Control Benefits Agreement.

          5.2 "ANNUAL BASE PAY" means Executive's annual base pay at the rate in effect during the last regularly scheduled payroll period immediately preceding (i) the Change in Control or (ii) the Covered Termination, whichever is greater.

          5.3 "AVERAGE ANNUAL BONUS" means the average of Executive's actual annual cash incentive bonus for the three (3) fiscal years of Company preceding the year in which the Change in Control occurs or in which a Covered Termination occurs, whichever is greater. For purposes of the foregoing, "Company" shall include BEI Electronics, Inc. and any subsidiary of BEI Electronics, Inc., if Executive has been employed by such company.

          5.4 "CHANGE IN CONTROL" means the consummation of any of the following transactions:

               (a) a merger or consolidation of Company with any other corporation, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation, or the sale, lease, exchange or other transfer or disposition by Company of all or substantially all (more than fifty percent (50%)) of Company's assets;

               (b) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly of fifty percent (50%) or more of Company's outstanding common stock; or

               (c) a change in the composition of the Board of Directors of Company (the "BEI Board") of Company within a three (3)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either:

                                       3.
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               (A) are directors of Company as of the date hereof;

               (B) are elected, or nominated for election, to the BEI Board with the affirmative votes of at least a majority of the directors of Company who are Incumbent Directors described in (A) above at the time of such election or nomination; or

               (C) are elected, or nominated for election, to the BEI Board with the affirmative votes of at least a majority of the directors of Company who are Incumbent Directors described in (A) or (B) above at the time of such election or nomination.

          Notwithstanding the foregoing, "Incumbent Directors" shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of Company.

          The provisions of paragraphs (b) and (c) above shall not apply to private or public financing transactions for the purpose of raising operating or working capital for Company, as long as such transactions have received the approval of not less than two-thirds of the members of the BEI Board and the person or persons providing the financing do not acquire operational control of Company.

          5.5  "COMPANY" means BEI Technologies, Inc. and any successor thereto.

          5.6 "COVERED TERMINATION" means the voluntary or involuntary termination of Executive's employment within twelve (12) months following a Change in Control, including termination by reason of death or disability but excluding termination by reason of fraud, misappropriation or embezzlement on the part of Executive which resulted in material loss, damage or injury to Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for fraud, misappropriation or embezzlement unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the BEI Board at a meeting of the BEI Board called and held for such purpose (after reasonable notice to Executive and an opportunity for the Executive, together with Executive's counsel, to be heard before the BEI Board). Such resolution must provide that in the good faith opinion of the BEI Board, Executive was guilty of fraud, misappropriation or embezzlement which resulted in material loss, damage or injury to Company and must specify the particulars thereof in detail.


                                   ARTICLE VI
                               GENERAL PROVISIONS

          6.1 EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change Company's policies regarding termination of employment.

                                       4.
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          6.2  NOTICES.  Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to Company at its primary office location and to Executive at the address as then listed in Company's payroll records. Any payments made by Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at such address.

          6.3 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

          6.4 WAIVER. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

          6.5 COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between Executive and Company, and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter except for existing agreements with Messrs. Wrench and Madni. It is entered into without reliance on any promise or representation other than those expressly contained herein.

          6.6 AMENDMENT OR TERMINATION OF AGREEMENT. This Agreement may be changed or terminated only upon the mutual written consent of Company and Executive. The written consent of Company to a change or termination of this Agreement must be signed by an executive officer of Company after such change or termination has been approved by the Compensation Committee of the BEI Board.

          6.7 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

          6.8 HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor affect the meaning thereof.

          6.9 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of Company, which consent shall not be withheld unreasonably.

                                       5.
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          6.10  ATTORNEYS' FEES.  If either party brings any action to enforce its rights hereunder, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in connection with such action, regardless of the outcome of such action.

          6.11 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to choice-of-law provisions.

          6.12 NON-PUBLICATION. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law.

          6.13 CONSTRUCTION OF AGREEMENT. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

BEI TECHNOLOGIES, INC.                     EXECUTIVE


By:
    ----------------------------           -----------------------------

Name:
     ---------------------------

Title:
      --------------------------

                                       6.